EXHIBIT 10.34

August 18, 2010

Melissa A. Waterhouse
PO Box 769
Philmont, New York 12565

American Bio Medica Corporation (the "Company") considers it essential to the best interests of its shareholders to attract top executives and to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that the possibility of a change of control may exist and that such possibility, and the uncertainty and questions, which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

The Board has determined that appropriate steps should be taken to ensure the continuity of management and to foster objectivity in the face of potentially disturbing circumstances arising from the possibility of a change of control of the Company, although no such change is now contemplated. In order to induce you to remain in the employ of the Company and in consideration of your further services to the Company, the Company agrees that effective as of August 18, 2010, you shall receive the severance benefits from the Company, set forth in this letter agreement ("Agreement") in the event you Separate from Service with the Company as a result of termination under the circumstances defined below, or subsequent to a Change of Control of the Company under the circumstances described below. This Agreement supersedes and replaces any prior agreements and/or policies related to severance benefits payable to you following termination or a Change of Control of the Company.

Severance
In the unlikely event that ABMC elects to terminate your employment for anything other than cause, you will receive severance pay equal to six (6) months of your current base salary at the time of separation, with continuation of all medical benefits during the six-month period at ABMC’s expense.  Cause shall be defined as (1) death, (2) commission of a felony (3) acts of dishonesty, fraud or malfeasance in connection with your service on behalf of the Company,  (4) gross dereliction of duty; willful failure to carry out any lawful directive of the Chief Executive Officer or the Board of Directors, or material violations of Company policies which continue after the Company has provided Employee with written notice thereof and a period of thirty (30) days to cure such action or misconduct or (5) disability of a period of more than six (6) months). The severance payment will be made under the then current pay cycle, each pay period, during the six (6) months, subject to all customary withholdings.
Additionally, you may resign your position and elect to exercise this severance provision at your option under the following circumstances:
If you are required to relocate by the Company or its Board of Directors more than 50 miles from the Company’s New York facility as a condition of continued employment

A substantial change in responsibilities normally assumed by a Vice President, Chief Compliance Officer and Corporate Secretary at the direction of the Company or its Board of Directors (i.e. demotion)
You are asked to commit or conceal the commitment of any illegal act by any officer or member of the board of directors of the Company

Change in Control

If there is a Change in Control (defined below) of ABMC, you may elect to resign your position and receive a lump sum severance payment equal to one (1) time your annual base salary (“CIC Payment”). If you elect to resign, ABMC will pay you the CIC Payment within thirty (30) days after you make your election, which election must be in writing and received by ABMC’s Board of Directors within ten (10) days after a Change in Control.  In the event you continue employment with ABMC or any successor to ABMC following a Change in Control or fail to make an election within ten (10) days after a Change in Control, you will not be entitled to receive the CIC Payment.

Change in Control is defined as follows:
(i)           the approval by shareholders of ABMC of a merger or consolidation of ABMC with any other corporation, other than a merger or consolidation which would result in the voting securities of ABMC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of ABMC or such surviving entity outstanding immediately after such merger or consolidation; or
(ii)           the approval by the shareholders of ABMC of a plan of complete liquidation of ABMC or an agreement for the sale or disposition by ABMC of all or substantially all of ABMC’s assets.

Sincerely,

/s/ Stan Cipkowski
Stan Cipkowski
Chief Executive Officer & Director
By order of the American Bio Medica Corporation Board of Directors

Accepted this 18th day of August 2010:

/s/ Melissa A. Waterhouse
Melissa A. Waterhouse